Exhibit 10.4

SECOND AMENDMENT

THIS SECOND AMENDMENT (the "Amendment") is made and entered into as of the 19th day of June, 2013, by and between NS 7/57 ACQUISITION LLC, Delaware limited liability company ("Landlord”), and AMBIENT CORPORATION, a Delaware corporation ("Tenant").

RECITALS

A.
Landlord and Tenant are parties to that certain lease dated May 21, 2009, which lease has been previously amended by a First Amendment dated June 8, 2012 (collectively, the "Lease").  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 26,956 rentable square feet (the “Original Premises”) on the lower level, 1st floor and 3rd floor of the building located at 7/57 Wells Avenue, Newton, Massachusetts (the "Building").

B.
Tenant desires to surrender a portion of the Premises to Landlord containing approximately 6,714 rentable square feet on the 3rd floor of the Building as shown on Exhibit A, Second Amendment, attached hereto (the "Reduction Space") and Landlord is willing to accept such surrender on the following terms and conditions.  The Original Premises, less the Reduction Space, is referred to herein as the “Remaining Premises”, and is agreed to contain 20,242 rentable square feet.

C.	The Lease by its terms shall expire on December 31, 2013 ("Prior Termination Date"), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Extension.

The Term of the Lease with respect to the Remaining Premises is hereby extended for a period commencing on January 1, 2014, and expiring on April 30, 2017 ("Extended Termination Date"), unless sooner terminated in accordance with the terms of the Lease.  The period of time from January 1, 2014, until April 30, 2017, is herein referred to as the “Extension Term”.

II.	Reduction.

A.
Tenant shall vacate the Reduction Space in accordance with the terms of the Lease, including, without limitation, Section 25 thereof, on or before December 31, 2013 (“Reduction Effective Date”), and Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including, without limitation, those provisions relating to the payment of Rent and to the condition of the Reduction Space and removal of Tenant's Property therefrom.

B.
Effective as of 11:59 p.m. on the Reduction Effective Date, the Premises is decreased from 26,956 rentable square feet on the lower level, 1st floor and 3rd floor to 20,242 rentable square feet, comprising: (i) 10,647 rentable square feet on the lower level of the Building (“Lower Level Space”), and (ii) 9,595 rentable square feet on the 1st floor of the Building (“First Floor Space”) by the elimination of the Reduction Space.  As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Remaining Premises.

C.
If Tenant shall holdover in the Reduction Space beyond the Reduction Effective Date, Tenant shall be liable for Base Rent, Additional Rent and other charges respecting the Reduction Space equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Reduction Space.  Such holdover amount shall not be in limitation of Tenant's liability for consequential or other damages arising from Tenant's holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space.

III.	Base Rent.

A.	Tenant shall continue to pay Base Rent, Tenant’s Pro Rate Share of Expenses and Taxes with respect to the Reduction Space through December 31, 2013, in accordance with the terms of the Lease.

B.	In consideration of the agreements contained herein, effective as of October 1, 2013, the schedule of Base Rent with respect to the Lower Level Space (i.e., 10,647 rentable square feet) is as follows:

Time Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
10/1/13-1/31/14:	$-0-	$-0-	$-0-
2/1/14-1/31/15:	$15.50	$165,028.50	$13,752.38
2/1/15-1/31/16:	$16.00	$170,352.00	$14,196.00
2/1/16-4/30/17:	$16.50	$175,675.50	$14,639.63

Tenant shall have no obligation to pay Base Rent with respect to the Lower Level Space for the period commencing as of October 1, 2013, and ending on January 31, 2014 (the “Rent Abatement Period”). During the Rent Abatement Period, only Base Rent shall be abated, and all additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

C.	In consideration of the agreements contained herein, effective as of October 1, 2013, the schedule of Base Rent with respect to the First Floor Space (i.e., 9,595 rentable square feet) is as follows:

Time Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
10/1/13-1/31/14:	$-0-	$-0-	$-0-
2/1/14-1/31/15:	$26.00	$249,470.00	$20,789.17
2/1/15-1/31/16:	$26.50	$254,267.50	$21,188.96
2/1/16-4/30/17:	$27.00	$259,065.00	$21,588.75

Tenant shall have no obligation to pay Base Rent with respect to the First Floor Space during the Rent Abatement Period. During the Rent Abatement Period, only Base Rent shall be abated, and all additional rent and other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

IV.	Tenant's Pro Rata Share.

Commencing on the Reduction Effective Date, Tenant's Pro Rata Share is decreased from 30.19% to 22.67%.  Notwithstanding anything in this Second Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant's Pro Rata Share of Expenses and Taxes applicable to the Reduction Space for that portion of the Calendar Year (with respect to Expenses) and Fiscal Year (with respect to Taxes) preceding the Reduction Effective Date.  Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

V.	Expenses and Taxes.

During the Extension Term, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease, provided, however, that:

(i)	the Base Year for the computation of Tenant's Pro Rata Share of Expenses is Calendar Year 2014; and

(ii)
the Base Year for the computation of Tenant’s Pro Rata Share of Taxes is Fiscal Year 2014 (i.e., July 1, 2013, through June 30, 2014).  Tenant’s Share of Taxes for the portion of Fiscal Year 2014 that occurs before the Extension Term shall be equitably prorated.

VI.	Remaining Premises.

(i)
Condition of Remaining Premises.  Tenant is in possession of the Remaining Premises and agrees to accept the same "as is" without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except that Landlord will, upon the mutual execution and delivery of this Second Amendment, paint one conference room in the Lower Level Space using Building standard paint and commence repairing the balcony outside of the First Floor Space.  Both will be completed as soon as reasonably practicable.

VII.	Electricity in the Remaining Premises.

Electricity in the Remaining Premises shall be paid for by Tenant in accordance with Section 7 of the Lease.

VIII.
Parking.  Tenant shall continue to have the parking rights set forth in Section 29 of the Lease, as amended by Section VII of the First Amendment, except that the number “86” shall be deleted and the number “65” shall be substituted in its place.  Tenant shall have the right to park two (2) of the 65 parking spaces in the covered parking section of the parking area.

IX.	Extension Option. Tenant shall continue to have the Extension Option set forth in Exhibit F to the Lease, except as modified as follows:

(i)	Paragraph A (1) is deleted and the following is substituted in its place:

“Grant of Option; Conditions.  Tenant shall have the right to extend the Term (the “Extension Option”) for one (1) additional period of three (3) years commencing on May 1, 2017, and ending on April 30, 2020 (the "Extension Term"), if:

1.	Landlord receives notice of exercise ("Initial Extension Notice") on or before April 30, 2016; and”

(ii)	Paragraph B (1) is deleted and the following is substituted in its place:

“B.           Terms Applicable to Premises During the Extension Term.

1.           The Base Rent rate per rentable square foot for the Premises during the Extension Term shall equal the Prevailing Market rate (hereinafter defined) per rentable square foot for the Premises.  The parties acknowledge that the Prevailing Market Rate for the Lower Level Space will differ from the Prevailing Market Rate for the First Floor Space.  Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.”

X.	Right of First Offer. Tenant shall continue to have the Right of First Offer set forth in Section IX of the First Amendment, except as modified as follows:

(i)	The first sentence of Section IX.A of the First Amendment is deleted and the following is substituted in its place:

“Grant of Option; Conditions.  Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to the Reduction Space (“Offering Space”).

(ii)	Section IX.B.(ii) of the First Amendment is deleted and the following is substituted in its place:

“If Landlord gives Tenant the Advice and Tenant gives Landlord the Notice of Exercise on or before September 30, 2014, then the annual Base Rent rate per rentable square foot for the Offering Space shall be the same as the Base Rent rate per rentable square foot for the First Floor Space on the date the term for the First Floor Space commences.  The Base Rent rate for the Offering Space shall increase at such times and in such amount as Base Rent for the First Floor Space, it being the intent of Landlord and Tenant that in such event the Base Rent rate per rentable square foot for the Offering Space shall always be the same as the Base Rent rate per rentable square foot for the First Floor Space.  If Tenant does not exercise the Right of Offer on or before September 30, 2014, then the annual Base Rent rate per rentable square foot for the Offering Space shall be the Prevailing Market rate per rentable square foot for the Offering Space as determined in Landlord’s reasonable judgment.  Base Rent attributable to the Offering Space shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

XI.	Expansion Option.

A.
Expansion Option.  Tenant may elect to lease from Landlord the 4,121 rentable square feet of space on the Lower Level shown on Exhibit B, Second Amendment (the “Expansion Space”) at any time while more than eighteen (18) months remain in the Term (as the same may be extended) by giving Landlord written notice (the “Expansion Notice”) of such election.  If Tenant so elects, then on the date (the “Delivery Date”) that is ninety (90) days after delivery of the Expansion Notice to Landlord, Landlord shall deliver possession of the Expansion Space to Tenant in its then “as-is” condition, except that on or before the Delivery Date Landlord shall create an opening so as to make the Expansion Space directly accessible from the Lower Level Space.

Notwithstanding the foregoing, Tenant may not give the Expansion Notice if:

(i)	Tenant is in default under the Lease beyond any applicable cure periods; or

(ii)	the Premises, or any portion thereof, is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease) at the time Tenant would otherwise give the Expansion Notice; or

(iii)	the Lease has been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11 of the Lease); or

(iv)	Tenant is not occupying the Premises on the date Tenant would otherwise give the Expansion Notice; or

(v)	Tenant does not intend to use the Expansion Space for Tenant’s exclusive use during the Term.

B.	Terms for Expansion Space.

(i)	The term for the Expansion Space shall commence upon the Delivery Date and expire on the Extended Termination Date.

(ii)
If Tenant gives Landlord the Expansion Notice on or before September 30, 2014, then the annual Base Rent rate per rentable square foot for the Expansion Space shall be the same as the Base Rent rate per rentable square foot for the First Floor Space on the date the term for the Expansion Space commences.  The Base Rent rate for the Expansion Space shall increase at such times and in such amount as Base Rent for the Lower Level Space, it being the intent of Landlord and Tenant that in such event the Base Rent rate per rentable square foot for the Expansion Space shall always be the same as the Base Rent rate per rentable square foot for the Lower Level Space.  Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

(iii)
If Tenant does not give landlord the Expansion Notice on or before September 30, 2014, then the annual Base Rent rate per rentable square foot for the Expansion Space shall be the Prevailing Market rate (hereinafter defined) per rentable square foot for the Expansion Space.  Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate.  Base Rent attributable to the Expansion Space shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

(iv)
If Tenant leases the Expansion Space and provided that Tenant is not in Default of its obligations under the Lease, Landlord shall provide to Tenant an allowance (“Expansion Space Allowance”) in the amount of Ten Thousand Three Hundred Two and 50/100 Dollars ($10,302.50) (i.e., $2.50 per rentable square foot of the Expansion Space) toward the costs incurred by Tenant in performing Alterations (as defined in the Lease) in the Expansion Space.  Landlord shall pay the Expansion Space Allowance to Tenant upon receipt of paid invoices from Tenant evidencing such costs.  Tenant shall be entitled to apply fifty percent (50%) of any unused portion of the Expansion Space Allowance against Rent.  There will be no management or oversight fee payable to Landlord in connection with such Alterations.

C.
Expansion Amendment.  If Tenant exercises its Expansion Option, Landlord shall prepare an amendment (the “Expansion Amendment”) adding the Expansion Space to the Premises and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant's Pro Rata Share, Parking Spaces, and other appropriate terms.  A copy of the Expansion Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Expansion Notice executed by Tenant, and, if the terms and conditions of the Expansion Amendment are reasonably acceptable to Tenant, then Tenant shall execute and return the Expansion Amendment to Landlord within fifteen (15) days thereafter, but an otherwise valid exercise of the Expansion Option shall be fully effective whether or not the Expansion Amendment is executed.

D.
Definition of Prevailing Market.  For purposes of this Expansion Option provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the First Floor Space in the Building and office buildings comparable to the Building in the Newton/Route 128 area  under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes.  Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof:  (i) the lease term is for less than the lease term of the Expansion Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration.  The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

XII.	Representations.

Each party represents to the other that it has full power and authority to execute this Second Amendment.  Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action resulting from Tenant’s actions by any other party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnify and hold harmless Landlord and the Landlord Related Parties (as defined in the “Miscellaneous” Section below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys' fees.  Tenant acknowledges that Landlord will be relying on this Second Amendment in entering into leases for the Reduction Space with other parties.

XIII.	Inapplicable Lease Provisions.

Exhibit B, First Amendment (Workletter), and Exhibit C, First Amendment (Offering Space) shall have no applicability with respect to this Second Amendment.

XIV.	Miscellaneous.

B.
This Second Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Second Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Second Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Second Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

C.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

D.	In the case of any inconsistency between the provisions of the Lease and this Second Amendment, the provisions of this Second Amendment shall govern and control.

E.	Landlord shall not be bound by this Second Amendment until Landlord has executed and delivered the same to Tenant.

F.
The capitalized terms used in this Second Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Second Amendment.

G.
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Second Amendment, other than Jones Lang LaSalle (the “Broker”).  Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Second Amendment, other than the Broker.  Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Second Amendment, other than the Broker.  Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Second Amendment, other than the Broker.

H.	Each signatory of this Second Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:

NS 7/57 ACQUISITION LLC,
s/s Leona Maddocks		a Delaware limited liability company
Name (print):	Leona Maddocks

s/s Holly Barry
Name (print):	Holly Barry	By:	s/s Joseph Adamo
		Name:	Joseph Adamo
		Title:	Vice President

WITNESS/ATTEST:		TENANT:

s/s Stacey Fitzgerald		AMBIENT CORPORATION, a Delaware corporation
Name (print):	Stacey Fitzgerald
		By:	s/s John J. Joyce
s/s/ Abraham Kimelman		Name:	John J. Joyce
Name (print):	Abraham Kimelman	Title:	Chief Executive Officer